Exhibit 99.1

Kathryn Henry Joins lululemon athletica Board of Directors

February 2, 2016

VANCOUVER, British Columbia--(BUSINESS WIRE)-- lululemon athletica inc. (NASDAQ: LULU) today announced that Kathryn Henry has been appointed to the company's Board of Directors, effective immediately. Ms. Henry's appointment expands lululemon athletica's Board of Directors to 11 members.
"Kathryn's 20 years of strategic IT and retail experience will add a valuable perspective to our Board of Directors," said Michael Casey, Co-Chairman of lululemon athletica. "A long time friend of lululemon, Kathryn embodies our spirit of community and brings talent, expertise and energy to the table."
Ms. Henry previously served as Chief Information Officer, Logistics & Distribution at lululemon athletica from 2010 to 2014. In her role, Ms. Henry oversaw all global information and technology operations for the company. Since 2015, Ms. Henry has served as a strategic consultant for retail and technology companies, in addition to venture capital, investment and consulting firms seeking executive level guidance.
Prior to joining lululemon in 2010, Ms. Henry worked at Gap, Inc., where she served as Vice President and Chief Information Officer of International IT and Gap North America and was responsible for the systems support of key international growth initiatives. Prior to that, Ms. Henry was Vice President of Dockers Business Divestiture and Vice President of Global IT Strategy & Development at Levi Strauss & Co.
Ms. Henry was selected as a Global CIO Top 25 Breakaway Leader in 2013, and was a member of the National Retail Federation CIO council during her tenure with lululemon. An avid golfer, Ms. Henry resides in San Francisco.
Ms. Henry was designated for appointment to the Board of Directors by Dennis J. Wilson in accordance with the terms of a support agreement between lululemon athletica, Mr. Wilson and certain entities affiliated with Advent International in connection with a stock purchase agreement between Advent and Mr. Wilson, dated August 7, 2014.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a yoga-inspired athletic apparel company with products that create transformational experiences for people to live happy, healthy, fun lives. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
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